EXHIBIT 10.22

Agreement No : FIBCD0B06-0004
Administrative Department,
Fiberxon (Chengdu) Technology Inc.
AGREEMENT
Party A: Chengdu Liandong Digital Network Co., Ltd.
Address: Hi-tech Incubation Park, Tianfu Avenue, Chengdu High-tech Zone
Party B: Fiberxon (Chengdu) Technology Inc.
Address: Hi-tech Incubation Park, Tianfu Avenue, Chengdu High-tech Zone
WHEREAS:
According to the requirements of the State Science and Technology Commission and the Chengdu High-tech District Administration Commission, the “Science Fortune Center” (Block A, the Xi Cai Incubation Base) to be established is the “incubator” for cultivating new type enterprises and entrepreneurs. Based on the common goal of speeding up the development of Chengdu Hi-Tech Industrial Development Zone, through friendly consultation Party A and Party B have reached an agreement:
Article 1 The intended use of the premises provided by Party A is for high-tech enterprises’ offices, scientific research and production. Party B may not change the actual use, and Party B’ s project and business operation must meet Party A’s requirements and standards; otherwise, Party A is entitled to terminate the agreement.
Article 2 After examination and approval, Party A agrees that Party B resides at the “Science Fortune Center” (Block A, the Xi Cai Incubation Base), the Hi-tech Incubation Park for “incubation” by Party B’s Production, Research & Development of Optical Communication Transmission project.

Article 3 Term of Lease:	From July 20, 2006
To July 19, 2009
From the date of signing the contract to July 20, 2006, it is the period that Party A provides Party B for design and decoration, and Party A waives Party B’s fee for using the premises and property management fee during the period.
Article 4 Party B shall make paid use of the premises provided by Party A. Party A shall provide Party B the required premises (measured in terms of gross area), and offer certain favorable treatments to enterprises recognized as “Two Soft & One High-Tech” enterprises. Party B makes paid use of the premises as below:
Refined decoration for public areas, indoor only smoothing wall surface with putty, and equipped with intelligent inverter central air-conditioner (trunk line has been paved into the room, terminal equipments of air-conditioner has not been installed, and the installation of terminal equipments of air-conditioner at public area has not been completed):
(1)	The Standards of Fee for Using The Premises From July 20, 2006 To July 19, 2008:

Unit Price
		For Using	Property
		The	MGMT
		Premises	Fee
		(RMB/m2	(RMB/m2	Amount to	Deposit/
	Gross	per	per	Pay	Bond
Floor & Room No.	Area (m2)	month)	month)	(RMB)	(RMB)
Rm#116, Fl. 1,	567.83+	25	3.00	204866.80 (per quarter)	60000.00
Rm#315 & #316, Fl. 3	1881.06 = 2438.89
(2)	The Standards of Fee for Using The Premises From July 20, 2008 To July 19, 2009:

The ceiling price is 32 RMB/m2 per month, which shall be compared with the government guideline price, and the lower one of the two prices shall be applied during this period.

(3)	When the lease term expires, Party A shall consent if Party B requests to extend the leasehold at the price agreed in the contract.

i.e., The Standards of Fee for Using The Premises From July 20, 2009 To July 19, 2011:

The ceiling price is 38 RMB/m2 per month, which shall be compared with the government guideline price, and the lower one of the two prices shall be applied during this period.
Article 5 Method of Payment: Party B shall pay the deposit/bond 60,000.00 RMB (in capital letters: SIXTY THOUSAND RMB ONLY) on the date of the contract signed, and pay the fee for using the premises and the property management fee etc. totaling 204866.80 RMB (in capital letters: TWO HUNDRED FOUR THOUSAND EIGHT HUNDRED SIXTY-SIX RMB AND EIGHTY CENTS ONLY) for the first quarter within 2 working days from the date of handing over the premises. The rent and property management fee for the second quarter shall be paid before October 20, 2006. From then, the principle of paying rent and property management fee before using the premises shall be applied. The payments shall be made at least one week in advance for the subsequent quarter. If Party B fails to make payments beyond the prescribed period, Party B shall be charged with a late payment penalty. Method of calculating late payment penalty: 0.1% of the total amount due per day. However, the delay in payment cannot be more than 30 days; otherwise, Party A is entitled to terminate the agreement. Party A may also take some compulsory measures depending on the situation. Other expenses like water, power and etc., shall be paid separately according to the actual usage. The water and power bills for the public areas shall be shared in proportion to the gross area of each occupant. The fee for public green and using utilities at the Park shall be allocated to each gross square meters according to the allocation standards published by the Business Service Center (if not free of charge).
Article 6 After residing at the Park, Party B, as an independent legal person, engages in business activities by law and shall solely undertake legal liabilities for its business activities and be jointly and severally liable for the subsequent consequences. If any dispute arises, it has nothing to do with Party A.
Party A is responsible for the power expansion for Party B who has a demand of 700 KW power. 70% of the expense will be borne by Party A, and 30% of the expense will be borne by Party B (Maximum TWENTY THOUSAND RMB).
Party A is responsible for reconstructing the passage beside Room 115 of the first floor into a constructed slope, so as to make it convenient for goods delivery.
Article 7 Party A’s Responsibilities
1.	Handing over the premises timely and in good condition to Party B for use.

2.	Creating a favorable external environment for Party B, and fully supporting Party B’s development.

3.	Offering the following services:
(1)	Cleaning & hygiene in public areas;

(2)	Maintenance for water and power lines in public areas;

(3)	Providing elevator goods delivery service;

(4)	Receiving and dispatching newspapers, documents and letters;

(5)	Paid services like typing, printing, photocopy and fax;

(6)	Providing meeting/seminar rooms with favorable terms;

(7)	Offering paid services for investment and financing, corporate management consultation

(8)	Providing services like reception, guiding and security, etc.
Article 8 Party B’s Responsibilities
1.	Pay the fee for using the premises, property management fee, power and water bills and other expenses in the prescribed time.

2.	Responsible for the maintenance and replacement of the illumination lights, doors and windows, etc. within the rented area.

3.	Responsible for the installation and calibration of self-set water meter, electric meter (power & illumination).

4.	Maintain the main structure of the premises, and may not make alteration or removal without permission. For normal partition and decoration, Party B shall provide the construction plan to Party A, and may carry out upon Party A’s consent. Party B shall accept Party B’s supervision during the construction process, and keep the decoration free of charge to Party A when leaving.

5.	Advertising on the external wall is strictly prohibited. An application must be made to Party A for any signs and equipment like air conditioner, etc., to be set up at any place inside the building, and Party A is responsible for the overall planning. The construction shall not be carried out until approved by Party A, and it shall be under Party A’s supervision during the construction process. The signs may be removed upon Party C’s consent and at Party B’s own costs.

6.	The internal structure of the building, existing decoration, power distribution equipments, water supply & drain equipment as well as all the attached facilities/equipment may not be altered without permission. Due to the needs of production and scientific research, Party B shall report to Party A for approval before making any alterations, at its own costs, and shall be responsible for restoring it into its previous state when leaving.

7.	Party B shall be liable for any accidents (including safety accidents) arising or resulting from any cause with the fault of Party B at the rented area, in addition to make compensation to neighboring parties for the subsequent damages and losses, and be prosecuted if Party B violates the law.

8.	Strictly following the related rules of the power supply bureau, and it is strictly prohibited to use an electric furnace that is not for production or scientific research, and utilities like heavy-duty heaters, etc. A penalty of 1000~2000 RMB will be fined once found. And if Party A violates these rules and causes an accident, Party B shall be solely liable for all the consequences.

9.	Party A shall strictly follow the environmental protection rules established by Party A in the rented area. For example, the Paper Management System,

Litter Management System and Power Consumption Management System.
10.	If Party B is returning the premises midway, Party B should make a written application to Party A in advance, and Party A is allowed to refund the Deposit/Bond and handle procedures for Party B’s leaving after Party A’s approval. If Party B insists on returning the premises midway without Party A’s approval, the Deposit/Bond shall not be refunded to Party B and it will be deemed as compensation for Party A’s economic losses caused by Party B’s breach of agreement.

11.	Complying with all the rules and regulations established by the Hi-tech Incubation Park.
Article 9 Responsibilities of Both Parties
1.	In case the expiration of the contract or the contract is terminated as a result of Party B’s breach of contract, Party B shall return the premises to Party A and handle the procedures for leaving on the expiration of the period or the date on which Party B receives Party A’s written notice on termination of the contract due to Party B’s breach of contract.

2.	Party A makes no compensation to Party B’s decoration, and Party B shall hand it over to Party A free of charge when leaving.

3.	Under the condition that Party B does not violate any content of the agreement, and that Party B leaves the premises with Party A’s approval and after Party B has gone through the procedure for changing business address and the procedure for leaving the premises according to the rules of Party A’s management system, Party A shall refund the Deposit/Bond in full within 7 days.

4.	If Party B leaves the premises for whatever reason, the time for charging related expenses ends at the time when all the procedures for leaving the premises have been completed.
Article 10 Condition for Termination of the Agreement
1.	Party B fails to pay or delays in paying rent for more than 30 days.

2.	The total amount of expenses owed by Party B is more than 40000 RMB and delay in paying for more than 30 days.

3.	Without the consent of Party A and relevant departments, Party B must not totally or partly sublet, transfer, lend, cooperate on and exchange the rented premises, and must not use the rented premises for exchanging shares or conducting any illegal activities.

4.	Without Party A’s written permission, Party B carries out large-scale alteration and/or decoration.

5.	Party B conducts illegal activities on the premises.

6.	There is no one handling business in the premises rented by Party B for two successive weeks. This does not include those cases Party B has notified Party A in writing for special reasons and approved by Party A

7.	Party B’s project does not meet the rules and regulations for environmental protection.

8.	After two years from the date of the contact entering into effect, Party B may notify Party A one month in advance so as to terminate the contract unilaterally. The rent will be charged to the date on which Party B has moved out at the rate actually implemented at that time. And Party B shall pay to Party B an amount equivalent to one month’s rent for compensation.
Article 11 In case the contract is terminated due to breach of contract, the contract is terminated on the date when Party A sends the written notice to Party B, and Party B shall return the premises within 3 days from the date of receiving the notice.
Article 12 Priority is given to Party B if Party B intends to renew this lease after the expiration of this agreement. However, a new contract shall be signed one month in advance before the expiration of this agreement.
Article 13 This agreement comes into effect upon both parties’ signatures, with 4 copies in total and Party A keeps three copies and Party B keeps one copy respectively.
Article 14 In case any item is not covered here, it shall be settled by both parties through friendly consultation and negotiation.

Party A (Seal): Chengdu Liandong Digital Network Co., Ltd.
Official of the legal person
(or authorized representative): [signature]

Opening Bank:	Mo Zi Qiao Sub-branch,
Bank of Communications
A/C No:	5116 0901 7018 1500 30131
          April 21, 2006
Party B (Seal): Fiberxon (Chengdu) Technology Inc.
Official of the legal person
(or authorized representative): [signature]
Opening Bank:
A/C No:
          April 21, 2006